SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                           ____________

                              FORM 15

     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and
           15(d) of the Securities Exchange Act of 1934.

                  Commission File Number 1-11684



                             NEW YORK BANCORP INC.

      (Exact name of registrant as specified in its charter)

                     241-02 Northern Boulevard
                         Douglaston, New York 11362
                               (718) 631-8100
         (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                    Common Stock, par value $.01 per share
            (Title of each class of securities covered by this form)

                                     None
         (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


              Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)    [X]  Rule 12h-3(b)(1)(i)    [  ]
               Rule 12g-4(a)(1)(ii)   [ ]  Rule 12h-3(b)(1)(ii)   [  ]
               Rule 12g-4(a)(2)(i)    [ ]  Rule 12h-3(b)(2)(i)    [  ]
               Rule 12g-4(a)(2)(ii)   [ ]  Rule 12h-3(b)(2)(ii)   [  ]
                                           Rule 15d-6             [  ]

        Approximate number of holders of record as of certification or notice date: None.

        Pursuant to the requirements of the Securities Exchange
        Act of 1934, North Fork Bancorporation, Inc., as successor issuer to New York Bancorp Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


        Date:  April 3, 1998          By: /s/ Daniel M. Healy
                                          _________________________
                                          Daniel M. Healy
                                          Executive Vice President
                                          and Chief Financial Officer